Exhibit 99

For additional information, contact:
T. Heath Fountain
Executive Vice President and
Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. TO PRESENT AT THE
KBW 12TH ANNUAL COMMUNITY BANK INVESTOR CONFERENCE

Albany, Ga. (July 27, 2011) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that its management will participate in Keefe, Bruyette & Woods' 12th Annual Community Bank Investor Conference, which takes place in New York City, August 2-3.  Len Dorminey, Chief Executive Officer, and Heath Fountain, Chief Financial Officer, will represent the Company.

The investor presentation by Heritage Financial Group's management is scheduled to begin at 4:00 p.m. Eastern time on Wednesday, August 3, 2011, and will be available to investors via a live audio webcast.  A link to the webcast can be found at the investor section of the company's website, www.eheritagebank.com, and the event will be available for replay using that same link for 60 days. The presentation to be used at the conference also will be posted to the Company's website on August 1, 2011, under the Investors section, and will be available for a period of 60 days.

About Heritage Financial Group, Inc. and HeritageBank of the South

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 21 full-service branch locations and 10 mortgage offices.  As of June 30, 2011, the Company reported total assets of approximately $964 million and total stockholders' equity of approximately $122 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

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